4828 Loop Central Drive
                                                              Houston TX 77081
LLS  Litton Loan Servicing                              Telephone 713-966-8966
                                                              Fax 713-218-4595
                                                            www.littonloan.com


                      Report on Assessment of Compliance
                    With Regulation AB Servicing Criteria


Litton Loan Servicing LP (the "Servicer") is responsible for assessing compliance as of and for the year ended December 31, 2007 (the "Reporting Period") with the servicing criteria set forth in Section 229.1122 (d)1,2 of the Code of Federal Regulations (the "CFR"), except for the criteria set forth in Sections 1122(d)(1)(iii), 1122(d)(4)(i), and 1122(d)(4)(xv), in the CFR,
which the Servicer has concluded is not applicable to the servicing activities it performs with respect to the asset-backed securities transactions covered by this report (the "Applicable Servicing Criteria"). The transactions covered by this report include the asset-backed securities transactions, which were completed after January 1, 2006, and that were registered with the SEC pursuant to the Securities Act of 1933 or were not required to be registered (the "Platform") for which Litton Loan Servicing LP served as servicer.

The Servicer has assessed its compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2007 and has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria with the respect to the Platform taken as a whole, except as disclosed in Exhibit A.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the assessment of compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2007.


Date:  March 3, 2008


LITTON LOAN SERVICING LP, as Servicer


By /s/ Elizabeth Folk
  ------------------------------
     Elizabeth Folk
     Senior Vice President and
     Chief Financial Officer



-----------------------------

1 The Servicer is responsible for ensuring that certain information provided to the Trustee by the Servicer, to meet the requirements under criteria 1122(d)(3)(i), is maintained in accordance with the transaction agreements and applicable Commission requirements. The Trustee is responsible for reporting to investors, including those to be filed with the Commission.

2 The Servicer is responsible for remitting funds to the Trust. The Trustee is responsible for amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements under criteria 1122(d)(3)(ii).





LLS Litton Loan Servicing                                          Page 2 of 3
------------------------------------------------------------------------------

                                 Exhibit A *

                         Instances of Non-Compliance
                     With Regulation AB Servicing Criteria


1. The Servicer has assessed its compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2007, and has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole, except as disclosed below:


Reconciliations for Asset-Backed Securities Related Bank Account -
1122(d)(2)(vii)

Investor bank account reconciliations included certain reconciling items that were not resolved within 90 calendar days of their original identification.

Loan Buyouts from Pool Assets - 1122(d)(4)(iii)

Certain loan buyouts from pool assets were not made within timeframes established in the transaction agreements.

Loan Modifications - 1122(d)(4)(vi)

Certain loans were modified during the Reporting Period that included a modified maturity date that exceeded the latest maturity date established in the transaction agreements.

2. The Servicer has implemented the following remediation procedures:


Reconciliations for Asset-Backed Securities Related Bank Account -
1122(d)(2)(vii)

The controls over the investor bank account reconciliation process are adequately designed and operating effectively. In the fourth quarter of 2007, the company had reduced the number of investor bank account reconciliations which included reconciling items that were not resolved within 90 calendar days of their original identification to less than 4%.

The Servicer's key monitoring controls include an account reconciliation status report, and a key performance indicator report which monitors bank account reconciliation timeliness, and the percentage of accounts which have 90-day reconciling items. Senior servicing management review both of these monitoring reports monthly.




LLS Litton Loan Servicing                                          Page 3 of 3
------------------------------------------------------------------------------


Loan Buyouts from Pool Assets - 1122(d)(4)(iii)

The Servicer is in the process of incorporating automation that will calculate the calendar month in which a loan can be bought out of individual securities based on the requirements in the respective transaction agreements. This automation will not allow a loan to be removed from a security unless it is in the timeframe allowed in the respective transaction agreements. The Servicer expects to have this automation in place at or around the end of the first quarter 2008.


Loan Modifications - 1122(d)(4)(vi)

In February 2008, the Servicer reviewed all of its transaction agreements and updated its monitoring software with the latest maturity date a loan may be modified for each security. This software will systematically prohibit loss mitigation personnel from modifying a loan with a maturity date past the maturity date maintained in the system.





* Accountant's attestation report covers only paragraph 1 of this Appendix A.